COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
     IN GENERAL CALIFORNIA MUNICIPAL BOND FUND, INC.
     AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

     EXHIBIT A:
     ____________________________________ ____________
    |                    |    LEHMAN    |  GENERAL  |
    |                    |   BROTHERS   | CALIFORNIA|
    |    PERIOD          |  MUNICIPAL   | MUNICIPAL |
    |                    | BOND INDEX * | BOND FUND |
    |--------------------|--------------| ----------|
    |   10/10/89         |       10,000 |    10,000 |
    |   9/30/90          |       10,680 |    10,676 |
    |   9/30/91          |       12,088 |    11,888 |
    |   9/30/92          |       13,351 |    13,114 |
    |   9/30/93          |       15,053 |    15,086 |
    |   9/30/94          |       14,685 |    14,418 |
    |   9/30/95          |       16,328 |    15,834 |
    |-----------------------------------------------|

    *Source: Lehman Brothers